Exhibit 10.1

SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release (“Agreement”) is made and entered into by and between Terry Keith Cochran (“Employee”) and KULR Technology Corporation (“Company”). For good and valuable consideration as reflected below, Employee and the Company contract and agree as follows:

1.              Resignation from Employment. Employee shall resign from his employment with the Company effective close of business on August 20, 2024, due to plans to pursue alternative professional and personal endeavors.

2.              No Admissions. The Company and Employee both agree that they are not entering into this Agreement because of any wrongdoing or liability of the other party or on the part of any other individual or company released in this Agreement. Therefore, this Agreement cannot and will not be considered as an admission of wrongdoing or liability by any of them. Employee is voluntarily resigning and not as a result of any disagreements with the Company, its parent corporation, their respective managements, or the Board of Directors of the Company’s parent corporation on any matter relating to the operations, policies or practices of the Company or its parent corporation.

3.              Severance Benefits. Employee shall receive the following in consideration for the promises, covenants, and releases contained herein.

a.	Severance Payment. The Company agrees to provide a one-time severance payment to Employee in the gross amount of Ninety-Nine Thousand Five Hundred Fifty-One Dollars and Twelve Cents ($99,551.12) subject to legally required payroll withholdings/deductions (“Severance Payment”). The Severance Payment shall be made no later than seven (7) days from the Effective Date of this Agreement as set forth in Paragraph 6.

b.	COBRA Coverage - If Employee timely and properly elects continuation health benefits, the Company agrees to pay the full cost of Employee’s COBRA health insurance premiums for up to four (4) months. The Company reserves the right to require proof of payment prior to issuing reimbursement for COBRA premiums.

c.	Early Settlement and Accelerated Vesting of Equity Grants. In consideration for the Employee’s satisfaction of all the terms and conditions of this Agreement and the Employee’s execution of this unrevoked agreement, the Company agrees to cause its parent corporation to agree to the early settlement and accelerated vesting of a portion of the Employee’s outstanding equity awards such that shall deliver to Employee 875,000 shares of KULR Technology Group Inc. Common Stock underlying such grants (the “Separation Grant Shares”) on November 25, 2024. The Employee agrees to receive the Separation Grant Shares and, for the avoidance of doubt, to the cancellation and/or surrender of any and all remaining equity grants issued or promised to the Employee.

4.              Employee’s Release of Claims. In exchange for the consideration provided to Employee in Paragraph 3 of the Agreement, Employee hereby irrevocably and unconditionally releases, acquits and forever discharges the Company, and any of its subsidiaries, parents, affiliates, including KULR Technology Group Inc., managing agents, employees, professional employer organizations (PEO), staffing agencies, servants, consultants, agents, directors, officers, independent contractors, representatives, insurance carriers and attorneys (and the servants, agents, employees, directors, officers, independent contractors, representatives, consultants, insurance carriers and attorneys of any such subsidiaries, parents affiliates, PEO’s, or staffing agencies), and all persons acting by, through, under or in concert with any of them, and each of their respective heirs, successors, and assigns (hereinafter collectively referred to as "Releasees"), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorney's fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or any tort including defamation, or any legal restrictions on the Company’s right to hire, to refuse to hire or terminate its employees, or any federal, state or other governmental statute, regulation or ordinance, including, without limitation: (1) the Civil Rights Act of 1964, as amended; (2) 42 U.S.C. § 1981; (3) Section 503 of the Rehabilitation Act of 1973; (4) the Fair Labor Standards Act (including the Equal Pay Act); (5) the Americans with Disabilities Act; (6) the Age Discrimination in Employment Act of 1967, as amended; (7) the Federal Family and Medical Leave Act; (8) the Immigration Reform and Control Act; (9) the Federal Worker Adjustment and Retraining Notification Act (WARN); (10) the Employee Retirement Income Security Act, as amended; (11) the National Labor Relations Act; (12) the Genetic Information Nondiscrimination Act of 2008; (13) the United States Constitution; (14) the California Workers' Compensation Act; (15) the California Constitution; (16) the California Labor Code, including the Private Attorney General Act of 2004 (“PAGA”); (17) the California Business and Professions Code; (18) the California Government Code; (19) the California Family Rights Act; (20) the California Pregnancy Discrimination Act; (21) the California Wage Orders; (22) the Families First Coronavirus Response Act; (23) the Constitution of Florida, including Article X, Section 24; (24) the Florida Civil Rights Act, Chapter 448 of the Florida Statutes, including the Florida Minimum Wage Act, Fla. Stat. 448.110, (25) the Florida Whistleblower Act, Fla. Stat. 448.102, and (26) Florida Workers’ Compensation Retaliation claims, Fla. Stat. 440.205, (27) any claims arising under any Executive Order, each as amended; (28) the Texas Labor Code that may be legally waived and released including the Texas Payday Act, the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code and Texas Whistleblower Act; (29) the Texas Commission on Human Rights Act; (30) any Sabine Pilot claim; (31) any claim of retaliation including, but not limited to, retaliation for filing a workers’ compensation claim; (32) any claim arising under the common law of California, Florida, or Texas, and (33) claims of discharge in violation of a substantial public policy of the States of California, Florida, and/or Texas; (34) state and federal racketeering acts, and/or (35) any other provision of federal, California, Florida, or Texas state, or local statutory or common law or regulation (including whistleblower claims, claims for personal injury, invasion of privacy, negligent hiring, retention or supervision, defamation, intentional or negligent infliction of emotional distress and/or mental anguish, negligence, assault, battery, false imprisonment, retaliatory or wrongful discharge, and the like), which Employee now has, owns or holds, or claims to have, own or hold, or which Employee at any time heretofore had, owned or held, or claimed to have, own or hold against any of the Releasees up to and including, at the time of Employee’ execution of the Agreement.

5.              Waiver of Section 1542. Employee hereby states that it is his intention in executing this Agreement that the same shall be effective as a bar to each and every claim, demand, cause of action, obligation, damage, liability, charge, and attorney’s fees and costs herein above released. Employee hereby expressly waives and relinquishes all rights and benefits, if any, arising under the provisions of Section 1542 of the Civil Code of the State of California which provides:

Section 1542. [Certain Claims Not Affected By General Release.] A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

6.              Acknowledgment of Rights and Waiver of Claims Under the Age Discrimination in Employment Act. Employee acknowledges that this Agreement constitutes written notice from the Company that Employee should consult with an attorney before signing this Agreement, and Employee acknowledges that he has fully discussed all aspects of this Agreement with his attorney to the extent he desires to do so. Employee agrees that he has carefully read and fully understands all of the provisions of this Agreement and that he is voluntarily entering into this Agreement. Employee agrees that, as part of this Agreement, he has been provided with consideration in addition to anything of value to which he is already entitled. Employee is advised that, prior to waiving claims he may have under the Age Discrimination in Employment Act, he may take up to twenty-one (21) calendar days to consider this Agreement before signing, and, if accepted, he may revoke this Agreement within seven (7) calendar days (“Revocation Period”) after he signs this Agreement. This Agreement is not effective until after both the Revocation Period has expired and the Employee and the Company have both signed this Agreement (“Effective Date”). Employee agrees that if he wishes to revoke this Agreement, Employee will notify the Company in writing, addressed to Michael Mo at michael.mo@kulrtechnology.com, delivered on or before the expiration of the Revocation Period. In the event this Agreement is signed prior to the expiration of 21 calendar days, Employee acknowledges that he voluntarily and knowingly agrees to waive his entitlement to take 21 days to consider this Agreement for the purpose of expediting the settlement.

7.              Acknowledgement of Receipt of All Wages Due. Employee agrees and acknowledges that any dispute related to the payment of wages or other compensation to Employee is hereby resolved to Employee’s complete and full satisfaction and that Employee has, in fact, received all wages and compensation to which he is due with the sole exception of the Severance Benefit referenced in Paragraph 3 of the Agreement. Employee agrees that California Labor Code section 206.5 is not applicable because there is a good faith dispute as to whether the Company owes Employee any wages. Section 206.5 provides, in pertinent part, as follows: “An employer shall not require the execution of a release of a claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of those wages has been made.”

8.              Covenant Not to Sue. Except as described below, Employee agrees and covenants not to file any suit, charge, representative action, including PAGA, class action or complaint against Releasees in any court or administrative agency, with regard to any claim, demand, liability or obligation arising out of Employee’s employment with the Company or separation therefrom. Employee further represents that no claims, complaints, charges, or other proceedings are pending in any court, administrative agency, commission, or other forum relating directly or indirectly to Employee’s employment by the Company. Nothing in this Agreement shall be construed to prohibit Employee from filing a charge or assisting others in filing a charge with or participating in any investigation or proceeding conducted by the EEOC, the NLRB, the SEC, other U.S. government agencies, or a comparable state or local agency. Notwithstanding the foregoing, Employee agrees to waive Employee’s right to recover monetary damages in any charge, complaint, or lawsuit filed by Employee or by anyone else on Employee’s behalf.

9.              No Workplace Injuries. As of the date of signing this Agreement, Employee represents and affirms that Employee has not sustained any workplace injury nor does Employee have any occupational diseases of any kind that have not already been resolved. Employee does not intend to file any claim or seek any benefits of any kind under workers’ compensation laws including those in California, Florida, and Texas.

10.            Confidentiality. Employee and any other person or entity acting on Employee’s behalf, agrees to keep the terms and conditions of this Agreement confidential and shall not disclose them to any other person or entity, with the limited exception that Employee may disclose the terms to Employee’s spouse, attorney, and/or financial advisor, and Employee shall be responsible for requiring confidentiality on their part. Employee understands and agrees that a violation of this Paragraph shall amount to a breach of this Agreement and shall result in discipline up to and including immediate discharge and forfeiture of severance agreement eligibility. Nothing in this Agreement prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful. Further, nothing in this Agreement prevents or restricts Employee from enforcing Employee’s Section 7 rights under the National Labor Relations Act, participating in section 7 activity (including the right to communicate with former coworkers and/or third parties about terms and conditions of employment or labor disputes, unrelated to the amount of severance pay under this Agreement) or other otherwise cooperating with the National Labor Relation Board’s investigative process through investigation, testimony, or otherwise with an administrative agency or court. The parties believe this confidentiality provision is reasonable and intend to comply with it.

11.            No Disparaging Conduct. Employee and any other person or entity acting on Employee’s behalf agrees and promises that he will not undertake any harassing or disparaging conduct, written, verbally, or otherwise, directed at the Company, or any subsidiary or affiliate, including managers and directors. of the Company, and that he will refrain from making any negative, detracting, derogatory, and unfavorable statements about the Company. Nothing in this Agreement prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful. This Section is not intended to prevent cooperation through investigation, testimony, or otherwise with an administrative agency or court. This Section is also not intended to prevent Employee from exercising any other rights protected by law, including the right to communicate with former coworkers and/or third parties about terms and conditions of employment or labor disputes, unrelated to the amount of severance pay under this Agreement, when the communication is not so disloyal, reckless, or maliciously untrue as to lose the protection of the law.

12.            Confidential Information / Trade Secrets. Employee acknowledges that, as part of Employee’s employment with the Company, Employee had access to confidential information and otherwise information of a nature not generally disclosed to the public, and Employee agrees to keep confidential and not disclose to anyone, the business, proprietary, and trade secret information in Employee’s possession, as well as any personal, confidential, or otherwise proprietary information regarding Company’s employees, and/or Company’s personnel practices and related matters. This obligation is understood to be in addition to, and not as any replacement for, any agreements Employee may have signed with Company concerning confidentiality, trade secrets, non-disclosure, non-solicitation, and/or assignment of inventions or other intellectual property developments, which agreements will remain in full force and effect (for example, the KULR Technology Corporation Proprietary Information Agreement). Employee agrees that Employee will not take, copy, use or distribute in any form or manner the Company’s proprietary documents or information, including, but not limited to, research and development materials, information regarding client lists and client contact information, business partners, financial information, business and strategic plans, software programs and codes, access codes, and other similar materials or information. Notwithstanding any provisions in this agreement or Company’s policy applicable to the unauthorized use or disclosure of trade secrets, Employee is hereby notified that, pursuant to the Defend Trade Secrets Act as contained in 18 U.S.C. § 1833, Employee cannot be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law. Employee also may not be held so liable for such disclosures made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, individuals who file a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order provided the individual’s actions are consistent with 18 U.S.C. § 1833.

13.            Company Property. Employee hereby represents and warrants that on or before the date of Employee’s separation, Employee will return to the Company all Company property and copies thereof in Employee’s custody, including, but not limited to, company-issued keys, cell phone, the originals and copies of all business documents, computer software, print-outs, brochures, product information, personnel records, confidential proprietary management information, and any other document related to the Company or its business.

14.            Employment References.  Employee agrees to direct all reference requests to Michael Mo at michael.mo@kulrtechnology.com.  In response to any such inquiry directed to Michael Mo, unless required otherwise by law, Employer agrees to provide a positive reference in good faith with respect to Employee’s performance as an employee of the Company also including: (i) dates of employment; and (ii) last position held.

15.            Medicare Reporting. Employee declares that Employee is not Medicare eligible nor within thirty (30) months of becoming Medicare eligible; is not sixty five (65) years of age or older; is not suffering from end stage renal failure; has not received Social Security benefits for twenty four (24) months or longer; has not applied for Social Security disability benefits, and/or has not been denied Social Security disability benefits and appealing the denial; and therefore, no Medicare Set Aside Allocation is being established. Employee attests that the claims made and released herein are not related to any illness or injury for which Employee would apply or receive Medicare benefits. Whether or not the Centers for Medicare & Medicaid Services (“CMS”), or any related agency representing CMS’ interests, determines that CMS has an interest in the payment to Employee under this settlement, Employee agrees to (i) indemnify, defend and hold Releasees harmless from any action by CMS relating to medical expenses of Employee, including full satisfaction by Employee of any lien(s) asserted by CMS; (ii) reasonably cooperate with Releasees upon request with respect to any information needed to satisfy the reporting requirements under Section 111 of the Medicare, Medicaid, and SCHIP Extension Act of 2007, if applicable; and (iii) waive any and all future actions against Releasees for any private cause of action for damages pursuant to 42 U.S.C. § 1395y(b)(3)(A).

16.            Liens or Assignments. Employee hereby agrees, represents and warrants that he shall have sole responsibility for the satisfaction of any and all liens or assignments in law, equity, or otherwise, against any of the matters released herein, and that he will fully satisfy all liens, if any, immediately upon receipt of the Severance Benefits referenced in Paragraph 3 of this Agreement. Employee further represents, agrees and warrants that he shall defend Releasees, hold Releasees harmless from, and indemnify Releasees from, any liabilities or costs which they may incur as a result of any liens of any nature and/or Employee’s failure to satisfy any liens.

17.            Entire Agreement. Aside from any previously signed confidentiality agreements, trade secret agreements, and arbitration agreements, this Agreement contains the entire agreement of both the Company and Employee and takes the place of any and all other agreements, understandings, negotiations, or discussions, whether oral or written, express or implied, between the Company and Employee. The Company and Employee each acknowledge that no representations have been made to them which are not contained in the Agreement, that they have not signed this Agreement in reliance on any representation not expressly set forth in this Agreement, and that any representations of any kind not contained in this Agreement shall not be valid or binding, unless, following the signing of this Agreement, the parties put such a modification in a writing signed by both an authorized representative of the Company and Employee.

18.            Enforcement Costs. The Company and Employee agree that in the event litigation is initiated by either party to this Agreement to interpret or enforce this Agreement, the prevailing party will be entitled to recover legal costs and reasonable attorney’s fees incurred in connection with the litigation, in addition to any other relief granted. This Agreement shall be interpreted pursuant to Florida law.

19.            Future Cooperation. Employee agrees to cooperate fully with the Company with respect to any investigations, legal proceedings, or other matters which arose during or may arise after Employee’s employment with the Company. Employee agrees to remain available to participate, and, if necessary, provide testimony in any such matters.

20.            Provisions Severable. The Company and Employee agree that if any provisions of this Agreement should be declared illegal or invalid, the remaining provisions will continue to be binding and enforceable.

21.            Headings and Terms. The paragraph headings of this Agreement are for convenience only and are not intended to have any effect in construing or interpreting this Agreement. The term “including” in this Agreement is used to list items by examples only, not as a complete listing.

22.            Separate Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered an original Agreement. Facsimile reproductions of original signatures shall be binding for the purpose of executing and enforcing this Agreement.

23.            Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the Releasees and the respective heirs, executors, administrators, personal representatives, successors, and assigns of the parties and Releasees.

24.            Governing Law. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of Florida.

25.            Full and Knowing Waiver and Attorney Review Period. Employee acknowledges that this Agreement constitutes written notice from the Company that he has a right to consult an attorney regarding this Agreement, and that he has been provided with a reasonable time period of not less than twenty-one (21) days to do so. Employee acknowledges that he has fully discussed all aspects of this Agreement with an attorney to the extent he desires to do so. Employee acknowledges that he may sign this Agreement prior to the termination of the twenty-one (21) day period for reviewing this Agreement, and warrants that any signature prior to the end of this twenty-one (21) day period is knowing, voluntary, and has not been induced by the Company through fraud, misrepresentation, a threat by the Company to withdraw or alter the Agreement prior to the expiration of the reasonable time period, or by the Company providing different terms to other employees who sign a similar severance or separation agreement prior to the expiration of such twenty-one (21) day time period.

AGREED BY THE PARTIES:

EMPLOYEE	COMPANY

TERRY KEITH COCHRAN	MICHAEL MO
Chief Executive Officer
KULR Technology Corporation

Print Name	Print Name

Dated:	Dated:

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